EXHIBIT 10.3
SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by Energy Focus, Inc. (“EF”) and Tod A. Nestor (“Employee”). In consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, EF and Employee, agree as follows:
1.EF will pay Employee a separation payment in the gross amount of $12,500, less any applicable taxes and withholdings, to be paid in a single lump-sum on EF’s next regularly scheduled payroll date after this Agreement takes effect. Employee agrees that Employee is not otherwise entitled to this separation payment, and that this separation payment provides adequate consideration for the promises and agreements, including the general release of claim, to which Employee is bound under this Agreement.
2.Employee will terminate Employee’s corporate apartment lease promptly following his last day of employment, expected to be as of May 31, 2022, but in no event later than the expiration of the current lease term on July 31, 2022. EF will reimburse Employee for his corporate apartment expenses through the earlier termination date on May 31, 2022 (provided that any termination fee is less than concluding the term of the lease) or July 31, 2022, consistent with EF’s expense policy. EF will also reimburse Employee for the reasonable cost to relocate his personal belongings from the corporate apartment to Employee’s home in Pittsburgh, PA, consistent with EF’s expense policy.
3.If Employee timely and properly elect COBRA continuation coverage under EF’s benefits plans for himself and his eligible dependents, Employee may continue to pay premiums to EF at the employee contribution level during the three months following Employee’s separation, after which Employee shall be eligible to continue coverage pursuant to COBRA, and be responsible for the entire COBRA premium for the remainder of the applicable continuation period.
4.Employee will be paid a total of 200 hours of accrued but unused PTO as of May 20, 2022, for a total gross amount of $24,038.46, less any applicable taxes and withholdings, in a single lump-sum on EF’s next regularly scheduled payroll date after this Agreement takes effect. This fully satisfies any and all obligations of EF to pay me in connection with my separation for such unused PTO that I have accrued during my employment.
5.Employee will have until May 31, 2023 (or such longer period as provided under the applicable award agreement) to exercise any stock options that are vested but not yet exercised as of the time of Employee’s separation, and will otherwise remain subject to the terms of the agreements under which the stock options were granted to Employee.
6.EF and Employee acknowledge that Employee’s Guarantee of Validity provided in connection with the Crossroads borrowing facility (“Guarantee of Validity”) terminates under its terms upon Employee’s separation of employment.
7.EF will reimburse Employee the reasonable legal fees, in an amount not to exceed $2,500, incurred by Employee in connection with the review and negotiation of this Agreement.
8.Employee’s last day of employment with EF is May 20, 2022, which shall be the effective date of his separation from employment with EF. Employee will not engage or attempt to engage in any business activities on EF’s behalf or represent himself as an employee, agent or representative of EF for any purpose at any time in the future. Employee will not sign this Agreement before Employee’s last day of employment and, in the event Employee signs this Agreement prior to that date, Employee agrees to re-execute this Agreement, or to execute another copy of this Agreement, on or after the effective date of separation, subject to the other timing requirements and conditions relative to Employee’s execution of this Agreement.
9.This Agreement is intended to comply with the Older Workers Benefit Protection Act. Employee understands that he am specifically waiving rights and claims under, among other laws and statutes, the Age Discrimination in Employment Act, and that he does so on a “knowing and voluntary” basis as set forth in 29 U.S.C.

§ 626(f). Employee also understand that the release of claims described below does not include claims that arise after Employee signs this Agreement.
10.EF has advised Employee in writing to consult a lawyer of his choice before Employee decided to sign this Agreement. EF also gave Employee a period of at least 21 calendar days to consider the terms and conditions of this Agreement before signing. The parties agree that any modifications made to this Agreement, material or otherwise, will not restart and/or affect the running of this 21 day period. Employee is advised to consult with an attorney of Employee’s choice prior to executing this Agreement. Employee acknowledges that Employee has carefully read this Agreement, understands the content and effect of this Agreement, and intends to be bound by it..
11.Employee hereby releases EF, its past, present, and future affiliated companies, successors and assigns, and, for each such entity, their respective past, present, and future owners, directors, officers, managers, employees, attorneys, agents, insurers, successors, assigns, and employee benefit plans and programs, including their trustees, sponsors, administrators and fiduciaries (collectively referred to as “Released Parties”) from all claims of any kind that arose before I signed this Agreement to the fullest extent permitted under applicable law. This release includes claims under the Age Discrimination and Employment Act. This release also includes, but is not limited to, a full release relative to (1) all claims of unlawful discrimination, harassment, or retaliation related to race, color, sex, religion, marital status, sexual orientation, national origin, disability, genetic information, age, or any other category protected by law; (2) all claims of wrongful discharge, employment termination in violation of public policy, retaliation for “whistleblowing,” fraud, promissory estoppel, defamation, negligence, personal injury, and invasion of privacy; (3) all claims relative to leaves of absence and compensation, including, without limitation, for unearned or unvested salary, wages, bonuses, commissions, options, restricted stock units, incentive compensation, benefits, paid leave, paid time off, severance pay; (4) all other claims based on any federal, state, or local constitution, statute, law, regulation, or ordinance; (5) all other claims under any legal, equitable, contract, tort or common law theory; and (6) all claims for legal costs, expenses, and attorney’s fees. This Agreement is a complete and final settlement of all claims that Employee is releasing. Employee understands that the claims that Employee is releasing include, but are not limited to, all known or unknown claims, causes of action, and liabilities, regardless of their kind, arising at any time prior to the moment Employee signs this Agreement. Employee understands that he is not releasing or waiving any claim or right that cannot be waived under the law; any claim or right that arises after the date on which Employee signs this Agreement; any claim to any vested benefits under any employee benefit program or plan, including any rights Employee may have to continue medical or other benefits pursuant to COBRA or applicable state law; or any claim related to the enforcement of this Agreement. The foregoing release does not waive any rights or claims Employee may have for defense or indemnification by the Company or its insurers in accordance with its charter, bylaws, insurance policies or otherwise to the extent arising from any actions Employee took or failed to take during and within the authorized scope of Employee’s employment with the Company prior to the Effective Date, including, but not limited to, any rights or claims arising from liability under the Guaranty of Validity.
12.Employee can still file charges and complaints with government agencies (such as the EEOC, the NLRB, the DOJ, the SEC, Congress, and any similar state or local government authority, or any Inspector General of such governmental agency or entity), and can still participate fully in their proceedings and investigations. However, Employee is waiving any right to any monetary relief to which I might be entitled in any legal action commenced by a government agency or other third party on Employee’s behalf based on any claim covered by the above general release, except where otherwise provided by law.
13.Employee affirms that he has not filed or caused to be filed, nor is he presently a party to, any claim, complaint, grievance, or legal action against EF or any of the other Released Parties in any form or forum.
14.EF in no way has interfered with Employee’s exercise of any rights or denied him any benefit or entitlement provided under the Employee Retirement Income Security Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, or the Uniformed Services Employment and Reemployment Rights Act, or any similar state and local law.

15.Employee affirms that he has no pending workers’ compensation claim and have suffered no work-related injury or illness that has not been reported to EF prior to signing this Agreement.
16.Employee has been paid in full for all work performed for EF through the most recent paycheck, electronic or otherwise, he received, and will be paid for all hours worked and all accrued but unused PTO through my last day of employment. Employee has either already received reimbursement for all expenses that he incurred as part of his job with EF, or if Employee has not already received reimbursement will submit any outstanding expenses to EF within thirty (30) business days of his last day of employment per EF’s T&E policy for immediate reimbursement. Employee affirms that, other than payments to be made to him under this Agreement, EF owes Employee no compensation, wages, bonuses, commissions, leave (paid or unpaid), benefits, or other payment of any kind.
17.Employee will keep this Agreement confidential, although Employee can show it to his spouse, lawyers, financial institutions, and financial advisors, but only if they keep it confidential too. I also can disclose the amount of payment received under this Agreement to governing tax authorities for tax reporting purposes and show this Agreement to government agencies and officials if they request it, only to the extent necessary to satisfy applicable law or legal obligation.
18.Employee will not will not make any statements or disclose any untrue information, which are likely to disparage any of the Released Parties or any of their business operations, commercial efforts, technical capabilities or general business reputation, which are likely to damage the reputation or business prospects of Energy Focus or its management, or which are likely to interfere in any way with the business relations Energy Focus has with its customers (including potential customers), suppliers, vendors, employees, investors, or shareholders. EF’s executive officers and directors will not make any statements or disclose any untrue information concerning Employee, which are likely to disparage or damage the Employee’s reputation or stature in the business community.
19.Employee affirms that no later than my last day of employment with EF, Employee will return all EF property in Employee’s possession. Such property includes, but is not limited to Energy Focus keys, credit cards, records, files, lists and/or any other materials prepared by Employee or any other Energy Focus employee which relate in any way to Energy Focus.
20.Employee acknowledges that he has no right to future employment with EF, and he agrees not to seek future employment with EF. Employee agree to be reasonably available for incidental transition related questions after separation. Nothing in this Agreement shall preclude EF and Employee from entering into a mutually agreeable consulting arrangement. Such a consulting arrangement is not required of either party; however, if the parties agree to any such consulting arrangement, it will be on a limited basis and Employee shall receive a consulting fee of $200 per hour for services rendered thereunder.
21.Employee understands that nothing in this Agreement shall in any way restrict Employee from making a good faith report of suspected violations of governing law; or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; or complying with any legal obligation to testify truthfully and accurately under oath; or complying with any applicable law or regulation or any valid order of a court or authorized government agency, provided that such compliance does not exceed that which is required by the law.
22.EF can assign this Agreement, and if it does so, Employee will still have to comply with the Agreement. Employee understands that his rights and obligations hereunder are of a personal nature and agrees that he may not assign any right or obligation under this Agreement to any third party.
23.Neither EF nor Employee are admitting to any wrongdoing by entering into this Agreement.
24.This Agreement may not be modified or amended except in a writing signed by EF and Employee wherein specific reference is made to this Agreement.

25.This Agreement shall be governed and construed in accordance with the laws of Ohio, without reference to the principles of conflicts of laws.
26.If part of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the invalid or unenforceable term(s) shall be reformed only to the extent necessary to render this Agreement enforceable and, if such reformation cannot be made, then only such invalid or unenforceable term(s) shall be stricken from this Agreement, and the rest of this Agreement shall remain in full force and effect; provided, however, that, if the general release of claims is deemed to be invalid or unenforceable, Employee agrees to enter a valid general release of claims against all of the Released Parties in a written agreement that is reasonably satisfactory to EF.
27.EF did not pressure Employee into signing this Agreement. EF did not promise Employee anything in exchange for signing this Agreement other than what is in writing in this document.
28.For a period of 7 calendar days after Employee signs this Agreement, Employee shall have the right to revoke consent hereto. To revoke, Employee must deliver a document to EF (by email, in person, or by certified, registered, or overnight mail) to the attention of James R. Warren, SVP and General Counsel, that says, in effect, “I revoke my Confidential Separation Agreement and General Release with Energy Focus.” Mr. Warren’s address is Energy Focus, Inc., 32000 Aurora Road, Solon, OH, 44139, and his email address is jwarren@energyfocus.com. If Employee so revokes his consent, this Agreement will not take effect and thereafter be null and void. If, on the other hand, Employee does not revoke this Agreement as provided hereunder during the 7-day revocation period, then this Agreement will take effect on the 8th calendar day after Employee signs it (the “Effective Date”).
29.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided hereunder may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Neither EF nor Employee may, at any time, accelerate or modify the payment schedules established under this Agreement if such acceleration or modification would result in any additional taxation or interest under Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the extent possible. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. To the extent that any provision hereunder must be modified in order to comply with or be exempt from Section 409A, the parties agree to make such modification, which shall be made in good faith and in a manner that maintains the original intent and economic benefit to Employee and EF of the applicable provision to the fullest extent without violating the provisions of Section 409A. Notwithstanding the foregoing, EF makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall EF be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
30.This Agreement contains the entire understanding and agreement of the parties, and replaces and supersedes any other understanding or agreement that the parties might have previously had, as to the topics covered herein, not including any restrictive covenants Employee may have entered into with EF (e.g., non-compete, non-solicitation, or non-disclosure agreements), which remain in full force and effect.
31.An electronic copy of this Agreement, executed by both EF and me, shall constitute an original of same.

DO NOT SIGN UNLESS YOU UNDERSTAND AND AGREE WITH EVERYTHING ABOVE:

Employee: Tod A. Nestor	Energy Focus, Inc.

Signature: /s/ Tod A. Nestor	Signature: /s/ Stephen Socolof
Date Signed: 5/20/2022	Print Name and Title: Stephen Socolof, CEO
Date Signed: 5/20/2022